                                                                     EXHIBIT 4.2

                              ARTICLES OF AMENDMENT

                                     TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                              SANDERSON FARMS, INC.

                             [Filed March 23, 1987]

         Pursuant to the provisions of Section 61 of the Mississippi Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

         FIRST: The name of this corporation is SANDERSON FARMS, INC.

         SECOND: The following amendment of the Articles of Incorporation was adopted by the shareholders of the corporation on March 23, 1987, in the manner prescribed by the Mississippi Business Corporation Act:

         Present Article FOURTH is hereby deleted in its entirety and new Article FOURTH is inserted to read:

                  "FOURTH:

                  "Section 1. The aggregate number of shares which the corporation is authorized to issue is thirty million (30,000,000), divided into two classes. The designation of each class, the number of shares of each class and the par value, if any, of the shares of each class, or a statement that the shares of any class are without par value, are as follows:

                                                                                  PAR VALUE PER
                                                                                SHARE OR STATEMENT
NUMBER OF                                                SERIES                  THAT SHARES ARE
 SHARES                     CLASS                       (IF ANY)                WITHOUT PAR VALUE
-------                     -----                       --------                ------------------
25,000,000                 Common                    None                             $1.00

 5,000,000                 Preferred                 To be fixed and                  $1.00
                                                     determined by
                                                     Board of Directors
                                                     upon issuance

                  "Section 2. The shares of preferred stock authorized by these Articles of Incorporation shall have no voting rights except as may otherwise be required by applicable law.

                  "Section 3. The Board of Directors of the corporation shall have the authority to establish one or more series of the preferred stock authorized by these Articles of Incorporation and to fix, with respect to each such series; the rate of dividend; whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption; the amount payable upon shares in the event of voluntary or involuntary liquidation; sinking fund provisions, if any, for the redemption or purchase of shares; and the terms and conditions, if any, on which shares may be converted.

                  "Section 4. No amendment to the Articles of Incorporation of the corporation that would have the effect of reducing the number of authorized shares of Common Stock or Preferred Stock or would reduce the authority of the Board of Directors to fix terms or conditions relating to any series of Preferred Stock, or would have the effect of modifying the terms or conditions relating to any series of Preferred Stock, once established by the



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

         Board of Directors, shall be adopted unless such amendment shall receive the affirmative vote of at least 75% of the total number of shares of Common Stock outstanding; provided that this Section 4 shall not apply to, and such 75% vote shall not be required for, any such amendment recommended to the stockholders by the vote of at least two-thirds of the full Board of Directors of the corporation at a time when no person, corporation or other entity, either singly or together with its affiliates and associates (as such terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934), other than the Sanderson Family (as defined hereinbelow), is the beneficial owner, directly or indirectly, of more than 25% of the outstanding shares of stock of the corporation entitled to vote in elections of directors. For purposes hereof, the 'Sanderson Family' means the children and grandchildren of D. R. Sanderson and Wilma W. Sanderson and the spouses of such children, but not the spouses of such grandchildren."

         THIRD: The number of shares of the corporation outstanding at the time of such adoption was 1,205,061; and the number of shares entitled to vote thereon was 1,205,061.

         FOURTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

                                      NONE

         FIFTH: The number of shares voted for such amendment was 1,151,347; and the number of shares voted against such amendment was zero.



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

         SIXTH: The number of shares of each class entitled to vote thereon as a class voted for and against such amendment, respectively, was:

                                      NONE

         SEVENTH: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:

                                    NO CHANGE

         EIGHTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital (expressed in dollars) as changed by such amendment, are as follows:

                                    NO CHANGE

         Dated: March 23, 1987.

                                       SANDERSON FARMS, INC.

                                       BY: /s/ J. Odell Johnson
                                          --------------------------------------
                                          Its President


                                       BY: /s/ Wyatt J. Davis, Jr.
                                          --------------------------------------
                                          Its Secretary



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

STATE OF MISSISSIPPI

COUNTY OF JONES

         I, Peggy Y. McKee, a notary public, do hereby certify that on this 23 day of March, 1987, personally appeared before me J. ODELL JOHNSON, who, being by me first duly sworn, declared that he is the President of SANDERSON FARMS, INC., that he executed the foregoing document as President of the Corporation, and that the statements therein contained are true.



                                       /s/ Peggy Y. McKee
                                       -----------------------------------------
                                       NOTARY PUBLIC

My Commission Expires:

April 23, 1989
----------------------



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